Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,500,000 shares of Wonder Auto Technology, Inc.’s common stock that may be issued pursuant to Wonder Auto Technology, Inc. 2008 Equity Incentive Plan, of our reports dated February 15, 2008, with respect to the consolidated financial statements of Wonder Auto Technology, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

PKF
Certified Public Accountants
Hong Kong, China

May 2, 2008